Exhibit 10.1

FIRST AMENDMENT TO THE
COMPUTER PROGRAMS AND SYSTEMS, INC. 2019 INCENTIVE PLAN
(as approved by the Board of Directors on October 13, 2020)

WHEREAS, the Board of Directors (the “Board”) of Computer Programs and Systems, Inc., a Delaware corporation (the “Company”), adopted the Computer Programs and Systems, Inc. 2019 Incentive Plan (the “Plan”) on March 7, 2019 (the “Effective Date”); and

WHEREAS, the Board has determined it to be in the best interests of the Company to amend the Plan in order to revise Section 4.4 of the Plan and clarify that the annual limit on Awards that may be granted during a single Fiscal Year to any Director, together with any cash fees paid to such Director during the Fiscal Year, was intended to apply solely to any “Non-Employee Director” instead of any “Director” (as such terms are defined in the Plan); and

WHEREAS, under the terms of the Plan, the Board has the ability to amend the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

1.    Amendment to the Plan. Section 4.4 of the Plan is hereby deleted in its entirety and replaced with the following:

“4.4    The maximum number of shares of Common Stock subject to Awards granted during a single Fiscal Year to any Non-Employee Director, together with any cash fees paid to such Non-Employee Director during the Fiscal Year, shall not exceed a total value of $400,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes).”

2.    Effectiveness of Amendment. This Amendment shall be effective as of the Effective Date. In the event of any inconsistency or conflict between the Plan and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

3.            Miscellaneous. Except as herein expressly amended, the Plan is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.